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                                                                    EXHIBIT 23.4



                   CONSENT OF ATTKISSON, CARTER & AKERS, INC.



     We hereby consent to the inclusion of our opinion dated February 1, 1996, as ANNEX B to the Proxy Statement/Prospectus filed as part of Post-Effective Amendment No. 1 to Registration Statement on Form S-4, of First American Corporation and to the references to our firm as Financial Advisor to First City Bancorp, Inc. and to our opinion contained in said Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission.



                                          ATTKISSON, CARTER & AKERS, INC.



February 1, 1996